Exhibit 10.45 Origin Materials 930 Riverside Parkway Suite 10 West Sacramento, CA 95605 P. 916.231.9329 E. hello@originmaterials.com originmaterials.com DATE Employee Name address Re: Retention Agreement Dear Employee: This letter sets forth a retention agreement (the “Agreement”) between you and Origin Materials Operating, Inc. (the “Company”). You will receive the following retention benefits pursuant to this Agreement: (1) If the Company terminates your employment without “Cause” (as defined below) and the Milestone 1, Milestone 2, and Milestone 3 bonus payments described below (each a “Bonus Payment” and collectively, the “Bonus Payments”) are not both earned by you prior to such termination, you will receive a payment, in cash, equivalent to (a) two months of your base salary (or, if non-exempt, regular wages) plus an additional two weeks of your base salary (or, if non-exempt, regular wages) for each year of continuous service to the Company as of the time of such termination, and (b) the equivalent of four months of COBRA premium payments (collectively, (a) and (b) are referred to herein as the “Cash Severance”); provided, however, that in order to earn the Cash Severance you must first provide the Company with an effective release in a form to be provided by the Company (the “Release”), and the base salary (or, if non-exempt, regular wages) portion of the Cash Severance will be capped at 4 months of base salary (or, if non-exempt, regular wages). The Cash Severance will be paid within ten days after the effective date of the Release (provided that, if your review period for the Release spans two calendar years, the Cash Severance will be paid in the later calendar year, regardless of when you execute the Release). If you earn the Bonus Payments, the Cash Severance (assuming your employment is thereafter terminated without Cause and you provide the Release) will be reduced by fifty percent (the “Reduction”). Your eligibility to receive the Cash Severance will end upon the earlier of (1) earning all Bonus Payments and (2) twelve months from the date of this Agreement. In the event you become ineligible for the Cash Severance due to having earned all Bonus Payments, you will remain eligible to receive severance, if any, in accordance with the Company’s ERISA Severance Policy (as amended February 10, 2026). In addition to the Cash Severance, if your employment is terminated without Cause and you provide the Release, you will receive outplacement assistance, at Company expense, beginning not later than sixty days after the termination date.

(2) You will be eligible to receive Bonus Payments in an aggregate amount of [AMOUNT] (the “Bonus Amount”), conditional upon achievement of certain milestones, as follows: (a) a first Bonus Payment equal to forty percent of the Bonus Amount, which will be earned by you if and when the Company receives, before the end of July 2026, at least $23 million of additional cash from either its existing convertible debt facility or another source (“Milestone 1”), (b) a second Bonus Payment equal to thirty percent of the Bonus Amount, which will be earned by you if and when the Company receives, before the twelve-month anniversary of this Agreement, at least $33 million of additional cash (inclusive of any amount raised in connection with Milestone 1) from either its existing convertible debt facility or another source (“Milestone 2”), and (c) a third Bonus Payment equal to thirty percent of the Bonus Amount, which will be earned by you if and when Milestone 2 has been earned and you have maintained 6 months of continuous, full-time employment after the achievement date of Milestone 2 (“Milestone 3”). Payment of each Bonus Payment, if any, will be made in the payroll period following the Company’s receipt of the cash amount associated with the applicable milestone. (3) Promptly after signing this Agreement, you will be granted an option to purchase [NUMBER] shares of the Company’s common stock (the “Option”) with a grant date of March 4, 2026, subject to the terms of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the grant documents issued to you in connection with the Option. The Option will have a two-year vesting period beginning February 17, 2026, with 50% of the Options fully vested as of the one-year anniversary of its vesting start date and 50% of the Options fully vested as of the two-year anniversary of its vesting start date.. “Cause” as defined in this Agreement is as defined in the Plan. If your employment is terminated within 90 days of a “Change in Control,” as defined in the Plan and you have not yet earned all Bonus Payments, you will receive the Cash Severance and vesting of the Option will be accelerated in full to a date immediately prior to the effective time of such employment termination; provided, however, that to receive such benefits you must timely sign and provide the Company with an effective Release. Your eligibility to receive this accelerated vesting of the Option will end upon the earlier of (1) earning all Bonus Payments and (2) twelve months from the date of its grant. All retention benefits provided pursuant to this Agreement will be less applicable deductions and withholdings. Nothing in this Agreement is intended to change the at-will status of your employment with the Company. This Agreement constitutes the full understanding between the Company and you with respect to its subject matter and cannot be modified except in a writing signed by an officer of the Company and you.

If this Agreement is acceptable to you, please sign below and return the original to me by 5 p.m. Pacific on March 13, 2026. Sincerely, /s/ Director, FP&A and Human Resources Origin Materials, Inc. I have read, understand, and agree fully to the foregoing Agreement: _________________________________________ _______________________________ [Employee] Date